UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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NEWELL BRANDS INC.

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April 26, 2021

Re:	Newell Brands Inc. (the “Company”)

2021 Annual Meeting of Stockholders – May 5, 2021

Proposal 1 – Election of Directors

Dear Fellow Stockholders:

On behalf of the Company’s Board of Directors, I am writing to ask for your support by voting in accordance with the recommendations of our Board of Directors on all of the proposals included in our Proxy Statement, which was filed with the U.S. Securities and Exchange Commission (the “SEC”) on March  25, 2021 and is available at https://www.sec.gov/Archives/edgar/data/814453/000119312521094458/d92584ddef14a.htm (the “Proxy Statement”).

In particular, we are requesting your support on Proposal 1 – the Election of Directors.

Glass, Lewis & Co., LLC (“Glass Lewis”), a leading proxy advisory firm, has recommended that stockholders vote in favor of all ten directors seeking election. Another leading proxy advisory firm, Institutional Shareholder Services, Inc. (“ISS”), has recommended that stockholders vote for all of the directors except Judith Sprieser, Bridget Ryan Berman and Gerardo Lopez, who serve as members of the Audit Committee of the Board of Directors (the “Audit Committee”). ISS has supported our directors in prior years, but now recommends votes against Mses. Sprieser and Ryan Berman and Mr. Lopez based on the assertion that the existence of material weaknesses in our internal control over financial reporting indicates that the Audit Committee has failed to provide sufficient oversight over the Company’s financial reporting process. In stark contrast, Glass Lewis has stated that it believes “the audit committee has demonstrated responsiveness to this issue and the Company has provided thorough disclosure of its remedial efforts over the past two-and-a-half years.”1

The members of the Board of Directors and management strongly disagree with ISS’s recommendation. We, as your independent directors, are fully committed to maintaining an effective internal control over financial reporting. We would like to share with you facts about the oversight that the Audit Committee has provided, the full remediation of one of the material weaknesses cited by ISS and the Company’s ongoing work to design and implement effective controls to remediate the remaining material weakness.

As described in our Proxy Statement and below, Mses. Sprieser and Ryan Berman and Mr. Lopez bring diverse thinking, financial expertise and critical sets of experiences to the Board of Directors and Audit Committee. The Board of Directors unanimously recommends that you vote FOR the election of Mses. Sprieser and Ryan Berman and Mr. Lopez as well as all other nominees for directors. Capitalized terms used herein without definition have the meanings ascribed to them in the Proxy Statement.

1.	With the oversight of the Audit Committee, the material weakness related to accounting for divestitures has already been remediated.

As first reported in our Quarterly Report on Form 10-Q (the “Form 10-Q) for the quarter ended September 30, 2018, as filed with the SEC on November 9, 2018, Newell Brands discovered a material weakness related to accounting for the impact of divestitures. This material weakness emerged during a period of significant transactional activity as part of the Accelerated Transformation Plan. Over the subsequent year and a half, the Company’s management, under the oversight of the Audit Committee, enhanced and supplemented its review processes and hired experienced resources in order to remediate the divestiture related material weakness.

[1]	Glass Lewis 2021 Proxy Paper on Newell Brands Inc., p. 12.

As disclosed in the Form 10-Q for the quarter ended June 30, 2020, as filed with the SEC on August 5, 2020, the Company fully remediated this material weakness by completing documentation and implementation of the following controls:

•	Enhanced the level of review of deferred tax balances for each business that is categorized as held for sale, considering the form of divestiture transaction;

•	Supplemented the review of deferred tax balances by legal entity and account to ensure proper presentation for financial reporting purposes;

•	Enhanced the review of the intraperiod tax allocation between continuing and discontinued operations;

•	Enhanced the review of the calculation of historical and current tax basis utilized in the gain/loss calculation;

•	Enhanced the held for sale footnote reconciliation process;

•	Enhanced the review and approval process for the underlying data utilized in determining the estimated fair value and expected form of sale reflected in the Company’s impairment test; and

•	Hired experienced resources with substantive backgrounds in accounting for income taxes and U.S. multinational public company experience.

2.	The scope of the existing material weakness is specific to accounting for certain aspects of income taxes.

In finalizing the 2019 results, the Company identified deficiencies that constituted a material weakness related to the accounting for certain aspects of income taxes. In our Annual Report on Form 10-K (the “Form 10-K”) for the year ended December 31, 2019, as filed with the SEC on March 2, 2020, we included detailed disclosure stating that the Company did not design and maintain controls related to the completeness and accuracy of accounting for state income tax and over the accuracy of determining uncertain tax positions, including but not limited to verifying that the accrued interest associated with uncertain tax positions was properly determined and recorded.

Since then, the Company, overseen by the Audit Committee, has designed and implemented measures to remediate the deficiencies related to the completeness and accuracy of accounting for state income tax and the accuracy of determining uncertain tax positions. As reported in the Form 10-K for year ended December 31, 2020, as filed on February 18, 2021, management designed and implemented the following measures to remediate these deficiencies:

•	Hired experienced resources with substantive backgrounds in accounting for income taxes as well as U.S. multinational public company experience;

•	Engaged a third party to review the Company’s tax provision processes, identify inefficiencies, and recommend process enhancements;

•	Implemented a tax reporting software solution that has enhanced our visibility of uncertain tax positions as well as a software solution that has enhanced our state income tax reporting capabilities;

•	Implemented enhancements and process improvements to the quarterly and annual provision with respect to the accuracy of uncertain tax positions and completeness and accuracy of state income taxes; and

•	Undertook extensive training for key personnel in each reporting jurisdiction on tax reporting requirements and our redesigned processes.

While management believes that the measures already designed and implemented in both the state tax and uncertain tax positions processes are effective, the material weakness, in the aggregate, will not be considered fully remediated until all aspects of the controls operate for a sufficient period of time and management has concluded, through testing, that these controls are operating effectively. Additionally, in the process of implementing controls and preparing the year end 2020 financial statements, the Company identified that the controls to ensure the accuracy of accounting in the area of non-recurring tax planning transactions had not been designed and maintained effectively. Management has developed its remediation plan and has begun enhancing certain controls to include refinements and improvements to the controls with respect to the deficiencies related to the accuracy of accounting for non-recurring tax planning transactions, including enhancing the precision of the control over the calculation and analysis of non-recurring tax planning transactions. Throughout this period, the Company has been transparent about our approach to our remediation plans and progress. We have disclosed new issues discovered and taken affirmative steps to enhance our internal controls.

3.	The Company was not required to restate its financial reports

Throughout the periods noted above, the Company revised certain prior period financial statements to correct for errors determined to be immaterial to the previously issued financial statements, but the Company has not been required to restate its financial reports due to material misstatements. In our 2018, 2019 and 2020 Forms 10-K, we noted that notwithstanding the material weakness, the consolidated financial statements presented fairly, in all material respects, the Company’s financial position, results of operations and cash flows for the periods presented in conformity with generally accepted accounting principles in the United States of America (“GAAP”).

4.	PricewaterhouseCoopers LLP (“PwC”) issued unqualified opinions on the Company’s consolidated financial statements.

Our 2018, 2019 and 2020 Forms 10-K included unqualified opinions with the following statement by PwC: “In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company … We considered this material weakness in determining the nature, timing, and extent of audit tests applied in our audit … and our opinion regarding the effectiveness of the Company’s internal control over financial reporting does not affect our opinion on those consolidated financial statements.”

5.	Our Audit Committee is comprised of experienced, diverse individuals who bring valuable perspectives on Finance, Risk Management, Regulatory Matters and Accounting to the Audit Committee and Board.

As further disclosed in the Proxy Statement, the Audit Committee is comprised of directors with strong financial and accounting acumen, including two financial experts (Ms. Sprieser and Mr. Johnson). Each of Directors Sprieser, Ryan Berman and Lopez brings critical experience to our Board.

Judith Sprieser brings decades of experience to the Audit Committee and the Board in both financial and operations management through her service as a senior executive and a director of large multinational corporations operating across multiple sectors. Currently, she serves as the Chair of the Audit Committee at the Intercontinental Exchange, Inc., as Lead Director at Allstate Insurance Company and is a member of the National Association of Corporate Directors Committee for Audit Committee Chairs. During her career, she has also served as the Chief Financial Officer of Sara Lee Corporation and has been qualified as a certified public accountant.

Bridget Ryan Berman currently serves on the boards of Tanger Factory Outlet Centers, Inc., Asbury Automotive Group and Tegra Global. She has served as a Chief Executive Officer of Victoria’s Secret direct LLC and Giorgio Armani Corporation in addition to senior management roles at other large retail companies. She is a seasoned brand and e-commerce executive with over 35 years of experience who has helped oversee strategies and operations at some of the leading brands in the world.

Gerardo Lopez is an executive with over three decades of experience in consumer-focused industries where he has overseen a variety of corporate turnarounds. He currently serves as Operating Partner and Head of the Operating Group at Softbank Group and as a board member of CBRE Group Inc. and Realty Income Corp. He also has an MBA in Finance from Harvard Business School.

With the addition of Jay Johnson to the Board and the Audit Committee in September 2020 (and Steve Strobel’s retirement in May 2021), the Newell Brands Board of Directors will be comprised of 50% women and people of color.

The Audit Committee members are extensively qualified directors who bring diverse thinking, financial expertise and critical sets of experiences and knowledge to the Board of Directors and to the Audit Committee.

6.	We strongly disagree with ISS’s contention that the existence of material weaknesses means that the Audit Committee’s oversight has been insufficient.

ISS’s recommendation places fault with the Chair of the Audit Committee and certain of its members (two of whom only recently began serving in their roles in March 2020), for insufficient oversight over the remediation of material weaknesses. However, the full remediation of material weaknesses takes time and careful effort. The Company has been executing a turnaround plan since 2019. During this period of significant change, the Audit Committee has exercised effective oversight. Throughout this period, the Company has provided detailed disclosure that was reviewed by the Audit Committee in our Forms 10-Q and 10-K about the material weaknesses, remediation plans and internal controls. Considering the Company’s explanations of its position on treatment of a single continuing material weakness that show the Company (under the guidance and direction of the Audit Committee) has embarked on a diligent and transparent path toward effective and sustainable remediation, the opposition by ISS to the reelection of Mses. Sprieser and Ryan Berman and Mr. Lopez is unwarranted.

In 2019, the Audit Committee met 9 times and in 2020, the Audit Committee met 10 times. At least quarterly, the Audit Committee reviewed the status of internal controls testing and remediation of the material weaknesses. Further, the Audit Committee met in private sessions with PwC, our independent registered public accountants as well as the Chief Financial Officer and/or the Chief Audit Executive. These private sessions included further discussion of the status of the remediation of the material weaknesses each quarter.

Under the Audit Committee’s supervision, the Company has made significant progress, including remediating one of the two material weaknesses identified over the past three years. Given the complexity of tax issues, the Company continues to work on remediation of the remaining material weakness with careful attention to the necessary procedures and testing, with the oversight of the Audit Committee. Continued oversight by the Audit Committee members on our Board who are familiar with the material weakness is critical to effective remediation. We believe the care and attention that our Audit Committee has given to this remediation process will contribute to a strong and sustainable internal control environment in the future. Therefore, electing Ms. Sprieser, the Audit Chair, Ms. Ryan Berman and Mr. Lopez is in the interests of both the Company and stockholders.

We urge you to vote FOR Judith Sprieser, Bridget Ryan Berman and Gerardo Lopez.

Sincerely,

Patrick D. Campbell

Chairman of the Board of Directors

Newell Brands Inc.

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